Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contact:
Carol Montalvo	Catherine Koo or Nicole Wasowski
Director of Marketing Communications	Lewis PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Mobile Effects a One for Ten Reverse Stock Split

NEWARK, Calif., - October 24, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today announced that its Board of Directors, pursuant to previously obtained stockholder approval, approved a reverse stock split of its common stock at a ratio of one for ten. The reverse stock split was effective at 5:00 pm Eastern time on October 23, 2008.

The Company's common stock will open today post-effective a reverse stock split of one share post-split for each ten shares held pre-split. Beneficial holders of the stock will see the revised share totals and revised stock price reflected on their electronic accounts. Registered holders will be advised by the Company's transfer agent to exchange their outstanding pre-split stock certificates for new ones. Fractional shares will be paid by the Company at the average closing bid price for the five days prior to the effective date of the split or $0.41 per fractional pre-split share. The Company's common stock will trade under the temporary trading symbol SCKTD through November 20, 2008 to advise investors of the reverse stock split.

The primary purposes of the reverse stock split are to bring the Company back into compliance with the minimum bid price listing requirement of the Nasdaq Capital Market, and to bring the stock price into higher trading ranges to facilitate trading. The Company's stock must trade for ten consecutive days with a closing bid price above $1.00 in order to return to full compliance with the listing standards of the NASDAQ Capital Market. The reverse stock split was authorized by Socket Mobile's stockholders at its annual meeting last April.

About Socket Mobile
Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket Mobile is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Mobile, Inc.

© 2008, Socket Mobile, Inc. All rights reserved.

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